UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2017

(Exact Name of Registrant as Specified in Charter)

OHIO	001-11302	34-6542451
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

127 Public Square

Cleveland, Ohio 44114-1306

(Address of principal executive offices and zip code)

(216) 689-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On March 9, 2017, KeyCorp (the “Company”) announced that all of its 7.75% Non-Cumulative Perpetual Convertible Preferred Stock, Series A (NYSE: KEY.G) (the “Series A Preferred Stock”) will convert into the Company’s common shares, par value $1.00 (“Common Shares”). The effective date of the conversion will be March 20, 2017 (the “Mandatory Conversion Date”).

On the Mandatory Conversion Date, holders of the Series A Preferred Stock will receive 7.0922 Common Shares for each share of Series A Preferred Stock. Cash will be paid in lieu of fractional Common Shares. There are currently 2,900,234 shares of Series A Preferred Stock outstanding. No action by holders of the Series A Preferred Stock is required.

The Company previously announced that a dividend payment of $1.9375 per share of Series A Preferred Stock was declared by the Board of Directors on January 12, 2017, payable on March 15, 2017 to holders of record on February 28, 2017. This dividend payment will be made in the customary manner.

All shares of the Series A Preferred Stock are held in book-entry form through The Depository Trust Company (“DTC”) and will be converted in accordance with the procedures of DTC. Upon conversion, the Series A Preferred Stock will no longer be outstanding and all rights with respect to the Series A Preferred Stock will cease and terminate, except the right to receive the number of whole Common Shares issuable upon conversion of the Series A Preferred Stock and any required cash-in-lieu of fractional shares. Upon conversion, the Series A Preferred Stock will be delisted from trading on the New York Stock Exchange.

Item 9.01	Exhibits

Exhibit Number	Description

99.1	Press release dated March 9, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KeyCorp
Date: March 9, 2017

	By:	/s/ Donald R. Kimble
Donald R. Kimble
Chief Financial Officer